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                                                                    EXHIBIT 10.3


October 2, 2000


Stonebrook Structured Products, LLC
Attn.: Jerome D. Abernathy
17 State Street
4th Floor
New York, New York  10004

RE:      DENNIS FUND LIMITED PARTNERSHIP

Dear Mr. Abernathy:

We are writing this letter (the "Cover Letter") to confirm our understanding that you will manage a portion of the assets of the above-captioned entity pursuant to the Model Sub-Advisory Agreement, dated January 1, 1998 (the "Model Agreement"), a copy of which is attached hereto and incorporated herein. In addition, we have agreed to the following:

1. Each capitalized term used in this Cover Letter will have the meaning assigned to it in the Model Agreement.

2. The Client and the Kenmar Pool is Dennis Fund Limited Partnership, a New York limited partnership with a principal place of business located at c/o Kenmar Advisory Corp., Two American Lane, Greenwich Connecticut 06831. You acknowledge that you understand that the name of the limited partnership will soon be changed. We will inform you of the new name as soon as it is effective. The name change will in no way alter the rights and obligations of the parties hereunder.

3. The Sub-Advisor is Stonebrook Structured Products, LLC, a Delaware limited liability company, with a principal place of business at 17 State Street, 4th Floor, New York, New York, a telephone number of (212) 952-0500 and a facsimile number of (212) 952-0522.

4.  The Sub-Advisor's Disclosure Document is dated April 30, 2000.

5.  The Commodity Broker is E.D.& F. Man, Inc.

6.  The Brokerage Commissions are $10.00 plus fees per roundturn transaction.

7.  The annualized Management Fee is 1%.

8. The Incentive Fee is 10%, which you agree will be remitted to Kenmar Advisory Corp. in its entirety.



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Stonebrook Structured Products LLC
October 2, 2000
Page 2



If this is acceptable, please sign both copies of the Cover Letter and return one copy to Mark M. Rossow, Esq. The other copy if for your files.



DENNIS FUND LIMITED PARTNERSHIP

By: Kenmar Advisory Corp., General Partner



By:      /s/ Esther Eckerling Goodman
         -----------------------------------
         Esther Eckerling Goodman
         Chief Operating Officer and
         Senior Executive Vice President



ACCEPTED AND AGREED TO:

Stonebrook Structured Products, LLC



By:      /s/ Jerome D. Abernathy
         -----------------------------------
         Name:
         Title:


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                          MODEL SUB-ADVISORY AGREEMENT

                                 JANUARY 1, 1998

                                   WITNESSETH:

WHEREAS, Kenmar Pool is authorized to select, retain, remove and/or replace commodity trading advisors on behalf of the Client and to allocate and reallocate the assets of the Client (as defined below) among such advisors;

WHEREAS, Kenmar Pool has received, reviewed and understands the Sub-Advisor's Disclosure Document dated as set forth in the Cover Letter;

WHEREAS, Kenmar Pool desires to allocate to the Sub-Advisor a portion of the assets of the Client to manage upon the terms and subject to the conditions set forth herein;

WHEREAS, the Sub-Advisor desires to serve as an advisor for the Client and to trade the Subaccount (as defined below) upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                 INTERPRETATION

1.1 DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

Affiliate. Any individual or entity that controls (directly or indirectly), is controlled by (directly or indirectly), or is under common control with (directly or indirectly), the individual or entity to which referred.

Agreement. This Sub-Advisory Agreement and the Cover Letter.

Allocation Date. The date on which funds are initially allocated to the Subaccount.

Applicable Laws. (i) The provisions of all applicable statutes and laws of the United States of America (including the states thereof) including the Commodity Exchange Act of 1974, as amended, or of any other country, political subdivision or jurisdiction in which a transaction is executed on behalf of the Client and
(ii) the constitution, by-laws, rules, regulations, orders, customs and usage of
(A) any market (and its clearing house, if any) on which a transaction is executed on behalf of the Client and (B) the NFA or any other regulatory or self-regulatory organization with jurisdiction over any market, clearing house and/or member thereof and/or any bank, broker, advisor or other intermediary dealing in Commodity Interests on behalf of the Client.

Brokerage Commissions. The brokerage commissions to be charged the Subaccount on the roundturn basis set forth in the Cover Letter, plus floor brokerage, exchange, clearing, clearinghouse, principal, NFA, and administrative "give-up" fees and other transaction fees and expenses.



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CFTC. The Commodity Futures Trading Commission, or such other governmental agency that performs the functions that are being performed as of the date of this Agreement by the Commodity Futures Trading Commission.

Client. The Client, as set forth in the Cover Letter.

Commodity Broker. The Commodity Broker, as set forth in the Cover Letter.

Commodity Interests. (i) Commodities, futures contracts, forward contracts, foreign exchange commitments, swap contracts, spot (cash) commodities and other items, options on the foregoing, and any rights pertaining to the foregoing contracts, instruments or investments throughout the world and (ii) securities approved by the CFTC for investment of customer funds.

Cover Letter. The cover letter to which the Model Sub-Advisory Agreement is attached.

Dealer. Such commodity dealer as the parties hereto may select.

Disclosure Document. The most current disclosure document of the Sub-Advisor as it may be amended or supplemented from time to time.

Incentive Fee. A calendar quarterly incentive fee, payable to the Sub-Advisor, equal to the percentage set forth on the Cover Letter of Net New Trading Profits.

Kenmar Pool. The Kenmar entity set forth in the Cover Letter.

Management Fee. A monthly management fee payable to the Sub-Advisor, without regard to whether the Subaccount is profitable, equal to one-twelfth of the percentage set forth on the Cover Letter of the month-end Net Asset Value of the Subaccount before reduction for the Management Fee and Incentive Fee, if any, accrued with respect to such month, pro rated for the actual number of trading days in the month for which the Sub-Advisor managed the Subaccount or, in the case of mid-month additions or withdrawals, if any, the applicable portion thereof.

NFA. The National Futures Association, or such other self-regulatory organization that performs the functions that are being performed as of the date of this Agreement by the National Futures Association.

Net Asset Value. The total assets of the Subaccount including, but not limited to, all cash and cash equivalents, notional funds and open Commodity Interest positions less total liabilities, including, but not limited to, Brokerage Commissions that would be payable with respect to the closing of open Commodity Interest positions, all as determined in accordance with the principles set forth in this Agreement or, where no such principles are specified herein, in accordance with United States generally accepted accounting principles applied on a consistent basis. The value of all Commodity Interests will be the market value thereof. The market value of a Commodity Interest traded on an exchange will be the settlement price on the exchange on the date of determination; provided, however, that if a Commodity Interest could not be liquidated on the day with respect to which the assets of the Subaccount are being determined, the settlement price on the first subsequent day on which the contract could be liquidated will be deemed to be the market value thereof. The market value of a forward contract, a swap contract, or other off-exchange contract, instrument, or transaction will mean its market value as determined by Kenmar Pool on a basis consistently applied.

Net New Trading Profits. The realized (as adjusted by change in unrealized) net trading profits earned on the Subaccount (excluding interest or interest-equivalent income), decreased by the Management Fee and Brokerage Commissions (as adjusted by change in accrued Brokerage Commissions), with all such items determined from the first day of the calendar quarter that immediately follows the last calendar quarter for which an Incentive Fee was earned by the Sub-Advisor (or, if no Incentive Fee was earned previously by


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the Sub-Advisor, from the Allocation Date) to the close of business on the last day of the calendar quarter with respect to which such Incentive Fee calculation is being made.

Position Limit.  The speculative position limit of a certain Commodity Interest.

Principal. (1) Any person including, but not limited to, a sole proprietor, general partner, officer or director, or person occupying a similar status or performing similar functions, having the power, directly or indirectly, through agreement or otherwise, to exercise a controlling influence over the activities of the entity; (2) any holder or any beneficial owner of ten percent or more of the outstanding share of any class of stock of the entity; and (3) any person who has contributed ten percent or more of the capital of the entity.

Subaccount. The trading subaccount of the Client to be opened at the Commodity Broker or Dealer, in which the Sub-Advisor is to invest in Commodity Interests pursuant to the Trading Methods upon the terms and subject to the conditions set forth herein. The Subaccount will initially be funded as set forth in the Cover Letter.

Sub-Advisor. The Sub-Advisor, as set forth in the Cover Letter.

Trading Manager Agreement. The agreement between the Client and Kenmar Advisory Corp. ("KAC"), whereby KAC was retained to select, remove and/or replace commodity trading advisors on behalf of the Client and to allocate and reallocate the assets of the Client among such advisors.

Trading Methods. The trading program(s), system(s), method(s), model(s), strategy(ies) and/or formula(e) of the Sub-Advisor as disclosed in its Disclosure Document.

Withdrawal Ratio. The ratio created by dividing (x) the Net Asset Value of the funds withdrawn or allocated from the Subaccount by (y) the Net Asset Value of the Subaccount as of the close of business on the immediately preceding business day.

1.2 HEADINGS. Headings herein are for the convenience of the parties only, and are not intended to affect the meaning or interpretation of this Agreement.



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                                   ARTICLE II

                     DUTIES AND UNDERTAKINGS OF KENMAR POOL

2.1 SUBACCOUNT. Kenmar Pool will open and maintain the Subaccount and allocate funds thereto and therefrom in accordance with this Agreement. Such funds will be used to fulfill the margin requirements and other financial obligations of the Subaccount. The Client, and not the Sub-Advisor, will have the sole and exclusive authority and responsibility with regard to the investment, maintenance and management of assets held in the Subaccount in securities (such as U.S. Government securities) and in cash, whether held in accounts with futures commission merchants, custodial accounts or otherwise.

2.2 POWER OF ATTORNEY. Pursuant to the power of attorney granted to it by the Client, Kenmar Pool hereby constitutes, appoints, and authorizes the Sub-Advisor as its agent and attorney-in-fact with respect to the Subaccount as such Subaccount may be increased or decreased by trading profits or losses or subsequent additions or withdrawals. The Sub-Advisor will trade, buy, sell, spread, swap or otherwise acquire, hold, or dispose of Commodity Interests, on margin or otherwise, all in accordance with the authority and terms and conditions set forth in this Agreement. Kenmar Pool hereby gives and grants to the Sub-Advisor full power and authority to act for the Subaccount and on the Subaccount's behalf to do everything and anything whatsoever requisite, necessary, and appropriate to be done in connection with this power of attorney as fully and in the same manner and with the same force and effect as the Client might or could do if personally present.

2.3 COLLECT FEES. Kenmar Pool will use its best efforts to collect the Management and Incentive Fees due the Sub-Advisor from the Client and, provided that Kenmar Pool has received such Fees from the Client, will pay such Fees to the Sub-Advisor. In the event Kenmar Pool is not paid such fees on a timely basis, Kenmar Pool will take all reasonable and appropriate action to collect such fees.

                                   ARTICLE III

                   DUTIES AND UNDERTAKINGS OF THE SUB-ADVISOR

3.1 INVEST SUBACCOUNT.

(a) As of the Allocation Date, the Sub-Advisor will have sole authority and responsibility for investing and reinvesting the Subaccount in Commodity Interests pursuant to the Trading Methods, which investments and reinvestments will be at and for the risk of the Client and the Subaccount.

(b) Notwithstanding Subsection 3.1(a) above, Kenmar Pool may override the trading instructions of the Sub-Advisor to the extent that Kenmar Pool deems advisable for the protection of the Client or as required by law. Kenmar Pool will have the right orally, to be confirmed in writing: (i) to increase or decrease (including decrease to $0) the amount of funds allocated to the Subaccount by such date certain (including immediately) as Kenmar Pool deems appropriate (in which case the Sub-Advisor will modify accordingly its positions commensurate with its risk/money management parameters); and/or (ii) to instruct the Sub-Advisor to liquidate all or a portion of the Client's positions by such date certain (including immediately) as Kenmar Pool deems appropriate.

(c) The Sub-Advisor may, in its sole discretion, refine or modify the Trading Methods; provided, however, that the Sub-Advisor will give Kenmar Pool at least thirty (30) days' prior written notice of any



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proposed material change to the Trading Methods and will not trade the
Subaccount based upon such proposed material change without the prior written approval of Kenmar Pool. Kenmar Pool may instruct the Sub-Advisor not to make any material alteration in the trading strategy used for the Sub-Account, in which case the Sub-Advisor may terminate this Agreement pursuant to Section 7.2(g) hereof.

Any notices of material changes in Trading Methods required hereunder shall be subject to reasonable assurances of confidentiality and need not disclose any proprietary information concerning the nature of such material change. The addition and/or deletion of markets or Commodity Interests from the Subaccount shall not be deemed a change in the Sub-Advisor's strategy, and prior written notice to Kenmar Pool shall not be required therefor, unless the Sub-Advisor's strategy used for the Subaccount is limited to a specific group of contracts or a market sector in a manner inconsistent with such addition or deletion.

3.2 UNIFORMITY OF ACTS AND PRACTICES.

(a) The Sub-Advisor will treat Kenmar Pool in a fiduciary capacity; accordingly, under no circumstance will the Sub-Advisor favor or prefer any client's Commodity Interest account over the Subaccount. Subject to that standard, the Sub-Advisor will be free (i) to advise other investors as to the purchase and sale of Commodity Interests and to manage and trade for such other investors' Commodity Interest accounts as well as trade for the Sub-Advisor's own Commodity Interest accounts and (ii) to trade other accounts using the Trading Methods or, subject to Subsection 3.2(b) below, using a trading system, method, model, strategy or formula different from the Trading Methods. Notwithstanding anything to the contrary in this Subsection 3.2(a), the Sub-Advisor will be deemed not to be favoring or preferring another client's Commodity Interest account over the Subaccount if the Sub-Advisor manages or trades such other client's Commodity Interest account either (i) in accordance with specific written instructions of a client, (ii) in accordance with the Sub-Advisor's money management approach based upon the amount of equity and/or profits in such account, or (iii) in accordance with another trading program, system, method, model, strategy and/or formula disclosed in the Sub-Advisor's Disclosure Document.

(b) In addition to, and not in lieu of Section 3.1 above, the Sub-Advisor will consult with Kenmar Pool from time to time regarding modified or different trading programs, systems, methods, models, strategies and/or formulas that the Sub-Advisor has developed and tested and deems suitable for trading client Commodity Interest accounts, and, if both the Sub-Advisor and Kenmar Pool deem it appropriate, the Sub-Advisor will trade the Subaccount pursuant to such strategy. In no event will the Sub-Advisor employ any such modified or different trading system, method, model, strategy or formula on behalf of any other client's Commodity Interest account unless the Sub-Advisor has also offered such modified or different trading system, method, model, strategy or formula to Kenmar Pool for trading on behalf of the Subaccount (subject to capacity constraints).

(c) At the reasonable request of Kenmar Pool and at the Sub-Advisor's expense, the Sub-Advisor will promptly provide Kenmar Pool with an explanation of the differences, if any, in performance between the Subaccount and any other client Commodity Interest account for which the Sub-Advisor is responsible for trading (in whole or in part) pursuant to the Trading Methods (subject to the need to preserve the secrecy of proprietary information concerning the Trading Advisor's strategies and the identity of the Sub-Advisor's clients).



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3.3 PLACEMENT OF TRADES.

(a) The Sub-Advisor will cause all Commodity Interest transactions for the Subaccount to be cleared through the Commodity Broker.

(b) Notwithstanding Subsection 3.3(a) above, the Sub-Advisor may arrange for the execution of orders for the Subaccount through floor brokers selected by the Sub-Advisor, provided that such floor brokers "give-up" such transactions to the Commodity Broker for clearance and carrying in the Subaccount, and provided further that Kenmar Pool will have given its prior written consent to the brokerage and floor commissions and fees and other transaction costs to be charged by such floor broker.

3.4 SPECULATIVE POSITION LIMITS.

(a) The Sub-Advisor will not enter into or own, hold or control (either alone or together with any other individual or entity) any position in any Commodity Interest, or control any other Commodity Interest account, or render commodity trading advice to any other individual or entity, or otherwise engage in any activity that would cause the Sub-Advisor to knowingly cause the Client to be in violation of any applicable Position Limits.

(b) If the positions in any Commodity Interest owned, held or controlled by the Sub-Advisor (either alone or aggregated with the positions of any other individual or entity to the extent such aggregation is required by Applicable
Law) equals or exceeds the Position Limits thereof, the Sub-Advisor will promptly notify Kenmar Pool of that fact and will take the action set forth in Subsection 3.4(c) below.

(c) If the Sub-Advisor reaches a Position Limit, thereby necessitating the reduction of positions in that Commodity Interest, the Sub-Advisor will reduce the contracts of all those so participating in that Commodity Interest on an equitable basis, taking into consideration the size of each account and the leverage at which it is traded.

3.5 INFORMATION.

(a) The Sub-Advisor, at its own expense, will provide Kenmar Pool with (i) copies of all amendments and supplements to the Sub-Advisor's Disclosure Document and (ii) monthly reports presenting the updated actual performance data of the Sub-Advisor, in form and substance consistent with the Applicable Laws for the preceding month.

(b) At the reasonable request of Kenmar Pool or the Client and to the extent that they are available without undue expense or burden, the Sub-Advisor shall make available to Kenmar Pool or the Client copies of the daily, monthly, quarterly, and annual, as the case may be, written reports and/or account statements prepared by the Sub-Advisor in the ordinary course, reflecting the performance of all other Commodity Interest accounts advised, managed, owned, or controlled by the Sub-Advisor, in each case which implement the same Trading Methods used for the Client (with the names of clients deleted).

(c) The Sub-Advisor acknowledges its obligation to review the Subaccount's positions on a daily basis and promptly to notify Kenmar Pool of any errors committed by the Sub-Advisor or any trade which the Sub-Advisor believes was not executed in accordance with its instructions.

The Sub-Advisor will send Kenmar Pool copies of all trades made by the Sub-Advisor on behalf of the Subaccount, by facsimile transmission or other means, by 4:30 p.m. (New York time) on the day such trades are made.



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3.6 BOOKS AND RECORDS. Upon 24 hours' notice to the Sub-Advisor by Kenmar Pool or the Client, Kenmar Pool or the Client or their respective accountants or agents shall have the right, during normal business hours at the Sub-Advisor's offices, to have access to and to inspect and copy such books and records relating to the Sub-Advisor and its trading as are reasonably necessary to verify (i) the completeness and accuracy of any performance data provided pursuant to this Agreement, (ii) that the Subaccount is being treated equitably by the Sub-Advisor or (iii) otherwise to verify compliance with the terms of this Agreement (subject to the need to preserve the secrecy of such information and of the identity of the Sub-Advisor's clients). Such right of inspection shall terminate upon the termination of this Agreement and shall not include any right to access computer programs, records or other information used in determining trading decisions.

The Sub-Advisor shall not be required to disclose the actual trading results of the proprietary accounts of the Sub-Advisor or its principals except upon the request of the Client or Kenmar Pool for good cause given.

3.7 NOTICES. The Sub-Advisor will notify Kenmar Pool orally (to be confirmed in writing) promptly following the occurrence of any of the following events:

 (a) The Sub-Advisor modifies or revises its performance numbers so that there is a material difference between the previous numbers and the revised numbers.

(b) An error is committed with respect to the Subaccount or an order or trade on behalf of the Subaccount was executed other than in accordance with the Sub-Advisor's instructions.

(c) The Sub-Advisor merges, consolidates with, or sells or otherwise transfers its advisory business, all or any portion of its assets, all or any portion of its Trading Method or its goodwill.

(d) The Sub-Advisor becomes bankrupt or insolvent.

(e) The Sub-Advisor is unable to use any material part or aspect of its Trading Method.

(f) The Sub-Advisor's registration with the CFTC or membership with the NFA is revoked, suspended, terminated or not renewed, or limited, conditioned, restricted or qualified in any respect.

(g) Any material change in the management, ownership, personnel, organizational structure or control of the Sub-Advisor or a material adverse change in the financial condition of the Sub-Advisor that, in the reasonable judgment of the Sub-Advisor, could adversely impact its ability to perform its obligations hereunder.

(h) The Sub-Advisor becomes aware of (i) any misleading statement or any untrue statement of a material fact or any omission to state a material fact necessary to make the statements contained in the Sub-Advisor's Disclosure Document, in light of the circumstances under which such statements were made, not misleading, or (ii) the occurrence of any event or change in circumstances which shall have resulted or could reasonably be expected to result in there being any such misleading or untrue statement or omission.

3.8 DELIVERY OF SUB-ADVISOR'S DISCLOSURE DOCUMENT. The Sub-Advisor shall, during the term of this Agreement, deliver to Kenmar Pool copies of all Disclosure Documents filed by the Sub-Advisor with any governmental authority, promptly following such filing.



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                                   ARTICLE IV

                                      FEES

4.1 MANAGEMENT FEE. For services rendered by the Sub-Advisor under this Agreement and provided that the Client has paid Kenmar Pool the Sub-Advisor's Management Fee, Kenmar Pool will pay the Sub-Advisor its Management Fee within ten (10) business days following Kenmar Pool's receipt of such Fee from the Client.

4.2 INCENTIVE FEE. In addition to the Management Fee, for services rendered by the Sub-Advisor under this Agreement and provided that the Client has paid Kenmar Pool the Sub-Advisor's Incentive Fee, Kenmar Pool will pay the Sub-Advisor its Incentive Fee within ten (10) business days following Kenmar Pool's receipt of such Fee from the Client.

If the Sub-Advisor has a loss when funds are withdrawn or allocated away from the Subaccount (other than for the payment of Brokerage Commissions, Management and Incentive Fees and other proper charges or expenses), for the purpose of calculating subsequent Incentive Fees, such loss will be reduced by an amount equal to the product of (x) such loss and (y) the Withdrawal Ratio (as defined herein). If funds are subsequently reallocated to the Sub-Advisor, for the purpose of calculating subsequent Incentive Fees, Net New Trading Profits will be reduced by an amount equal to the product of (x) the amount of such earlier loss reduction(s) and (y) the lesser of (i) 1 and (ii) the ratio created by dividing (A) the amount of assets reallocated to the Sub-Advisor by (B) the amount of assets previously withdrawn or allocated from the Sub-Advisor.

4.3 COMMISSIONS. The Sub-Advisor will not receive any share of the Brokerage Commissions paid to any commodity broker, whether in the form of rebates or otherwise.

4.4 SURVIVAL. Fees due the Sub-Advisor under this Article IV at the expiration or termination of this Agreement will survive such expiration or termination and Kenmar Pool will pay such Fees to the Sub-Advisor within ten (10) business days of Kenmar Pool's receipt of such Fees from the Client.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.1 BY THE SUB-ADVISOR. The Sub-Advisor hereby represents and warrants to Kenmar Pool and the Client as follows:

(a) If the Sub-Advisor is a corporation or partnership, it is duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation with full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Sub-Advisor and is a legal, valid and binding agreement of the Sub-Advisor enforceable against the Sub-Advisor in accordance with its terms. The individual executing and delivering this Agreement for and on behalf of the Sub-Advisor is of full legal age in the jurisdiction in which he resides and is legally competent and has full power and authority and is permitted by Applicable Law to do so on behalf of the Sub-Advisor.


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(b) The Sub-Advisor's Disclosure Document and the reports provided to Kenmar
Pool pursuant to Subsection 3.5(a) above are true, accurate and complete in all material respects. Such Disclosure Document complies in all material respects with all Applicable Laws. Except as otherwise disclosed in the Disclosure Document, the actual performance of all accounts managed or directed by the Sub-Advisor and required to be disclosed is reflected therein in accordance with the requirements of the Applicable Laws and such information is fairly presented and is true, correct and complete in all material respects.

(c) The performance of the obligations under this Agreement by the Sub-Advisor will not conflict with, violate the terms of or constitute a default under: (i) if the Sub-Advisor is a corporation or partnership, the organizational documents of the Sub-Advisor; (ii) any agreement or instrument to which the Sub-Advisor is a party or by which the Sub-Advisor is bound or to which any of the property (including but not limited to the Trading Method) or assets of the Sub-Advisor is subject; or (iii) any order, rule, law, regulation or other legal requirement applicable to the Sub-Advisor or to the property or assets of the Sub-Advisor.

(d) The Sub-Advisor is currently registered as a commodity trading advisor with the CFTC and is a member in such capacity with the NFA, and such registration and membership have not expired or been revoked, suspended, terminated or not renewed, or limited, conditioned, restricted, or qualified in any respect. The Sub-Advisor and each Principal have all required governmental, regulatory, and self-regulatory licenses, registrations and memberships necessary to carry out its obligations under this Agreement and to act as described in this Agreement.

(e) The Sub-Advisor and each Principal thereof is in material compliance with all Applicable Laws, the non-compliance with which will materially effect the Sub-Advisor's ability to performs its obligations under this agreement.

(f) There is neither pending nor, to the knowledge of the Sub-Advisor, threatened any material investigation, action, suit or proceeding by or before any court or governmental, regulatory, or self-regulatory authority or other body to which the Sub-Advisor is a party, or to which any assets of the Sub-Advisor is subject that may adversely affect the Sub-Advisor's business. The Sub-Advisor has not received any notice of an investigation regarding non-compliance by the Sub-Advisor with the Applicable Laws that may adversely affect the Sub-Advisor's business.

(g) The answer of the Sub-Advisor's Principals to each question of Part G of Form 8-R is "no".

(h) Neither the Sub-Advisor nor any of its Affiliates or subsidiaries has any arrangement or relationships with any futures commission merchant or broker-dealer pursuant to which the Sub-Advisor or any of its Affiliates is or may become entitled to receive any portion of the commissions or fees paid to such entities by the Client.

5.2 BY KENMAR POOL. Kenmar Pool represents and warrants to the Sub-Advisor as follows:

(a) Kenmar Pool is duly organized and validly existing in its jurisdiction of formation with full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Kenmar Pool and is a legal, valid and binding agreement of Kenmar Pool enforceable against Kenmar Pool in accordance with its terms. The individual executing and delivering this Agreement for and on behalf of Kenmar Pool is of full legal age in the jurisdiction in which he resides and is legally competent and has full power and authority and is permitted by applicable law to do so on behalf of Kenmar Pool.

(b) The performance of the obligations under this Agreement by Kenmar Pool will not conflict with, violate the terms of or constitute a default under: (i) Kenmar Pool's organizational documents; (ii) any other agreement or instrument to which Kenmar Pool is a party or by which Kenmar Pool is bound or to which


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any of the property or assets of Kenmar Pool is subject; or (iii) any order, rule, law, regulation or other legal requirement applicable to Kenmar Pool or to the property or assets of Kenmar Pool.

(c) There is neither pending nor, to the knowledge of Kenmar Pool, threatened any investigation, action, suit or proceeding before or by any court or governmental, regulatory or self-regulatory authority or other body to which Kenmar Pool is a party, or to which any of its assets are subject that may adversely affect Kenmar Pool's business. Kenmar Pool has not received any notice of any investigation regarding its non-compliance with the Applicable Laws that may adversely affect Kenmar Pool's business.

(d) Kenmar Pool is in material compliance with all Applicable Laws, the non-compliance with which will materially effect Kenmar Pool's ability to performs its obligations under this agreement.

(e) Kenmar Pool has all required governmental, regulatory, and self-regulatory licenses, registrations and memberships necessary to carry out its obligations under this Agreement and to act as described in this Agreement.

(f) The Trading Manager Agreement pursuant to which Kenmar Pool was retained by the Client authorizes Kenmar Pool to retain the Sub-Advisor on behalf of the Client and to allocate the Subaccount to the Sub-Advisor.

(g) Kenmar Pool has received, reviewed, and furnished the Client with a copy of the Sub-Advisor's current Disclosure Document.

5.3 REPRESENTATIONS CONTINUING. The foregoing representations and warranties will be continuing during the term of this Agreement and, if at any time any event will occur that could make any of the foregoing incomplete or inaccurate, the party whose representation and warranty would become incomplete or inaccurate will promptly notify the other party of the occurrence of the event causing such incompleteness or inaccuracy.



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                                   ARTICLE VI

                    STANDARD OF LIABILITY AND INDEMNIFICATION

6.1 STANDARD OF LIABILITY. The Sub-Advisor will not be liable to Kenmar Pool, the Client or any Principal, Affiliate or beneficiary thereof, for any loss, liability, claim, demand, damage, cost and expense except those arising out of or based upon an act, omission, conduct or activity of the Sub-Advisor under this Agreement arising out of or based upon: (i) any violation of any Applicable Law caused by the Sub-Advisor or its Principals, Affiliates, employees or agents, (ii) a breach of any representation, warranty, covenant or material term of this Agreement by the Sub-Advisor or its Principals, Affiliates, employees or agents, or (iii) an act of, or omission to act due to, breach of fiduciary duty under Applicable Law, bad faith, misconduct or negligence by the Sub-Advisor or its Principals, Affiliates, employees or agents.

6.2 SUB-ADVISOR'S AGREEMENT TO INDEMNIFY. The Sub-Advisor will indemnify, hold harmless and defend Kenmar Pool and its Principals and Affiliates and the employees thereof from and against, any loss, liability, claim, demand, damage, cost and expense (including reasonable attorneys' and accountants' fees and cost of investigation) arising out of or based upon an act, omission, conduct or activity of the Sub-Advisor under this Agreement arising out of or based upon:
(i) any violation of any Applicable Law caused by the Sub-Advisor or its Principals, Affiliates, employees or agents, (ii) a breach of any representation, warranty, covenant or material term of this Agreement by the Sub-Advisor or its Principals, Affiliates, employees or agents or, (iii) an act of, or omission to act due to, breach of fiduciary duty, bad faith, misconduct or negligence by the Sub-Advisor or its Principals, Affiliates, employees or agents.

6.3 KENMAR POOL'S AGREEMENT TO INDEMNIFY. Kenmar Pool will indemnify, hold harmless, and defend the Sub-Advisor and its Principals and employees from and against any loss, liability, claim, demand, damage, cost and expense (including reasonable attorneys' and accountants' fees and cost of investigation) arising out of or based upon an act, omission, conduct or activity of Kenmar Pool under this Agreement arising from: (i) any violation of any Applicable Law caused by Kenmar Pool, (ii) a breach of any representation, warranty, covenant or material term of this Agreement by Kenmar Pool or (iii) an act of, or omission to act due to, breach of fiduciary duty, bad faith, misconduct or negligence by Kenmar Pool.

6.4 INDEMNITY PROCEDURE.

(a) Promptly after receipt by an indemnified party under Section 6.2 or 6.3 of notice of the commencement of an action or claim to which either such Section may apply, the indemnified party will notify the indemnifying party in writing of the commencement of such action or claim. The omission so to notify the indemnifying party will not relieve the indemnifying party of any liability that the indemnifying party may have to the indemnified party under either such Section except to the extent such omission will have materially prejudiced the indemnifying party. The indemnity obligations herein will be in addition to any rights or remedies a party may have under Applicable Law.

(b) In case any such action or claim will be brought against an indemnified party and the indemnified party will notify the indemnifying party of the commencement of such action or claim, the indemnifying party will be entitled to participate in such action or claim and, to the extent that the indemnifying party may desire, to assume the defense of such action or claim at its own expense with counsel selected by the indemnifying party and approved by the indemnified party. After notice from the indemnifying party to the indemnified party of the indemnifying party's election so to assume the defense of such action or claim, the indemnifying party will not be liable to the indemnified party under either such Section for any legal, accounting, and other expenses subsequently incurred by the indemnified party in connection with the defense of such action or claim other than reasonable costs of investigation.



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

(c) Notwithstanding any provision of this Section 6.4 to the contrary, if in any action or claim as to which indemnity is or may be available an indemnified party will reasonably determine that its interests are or may be adverse, in whole or in part, to the interests of the indemnifying party or that there may be legal defenses available to the indemnified party that are or may be different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified party may retain its own counsel in connection with such action or claim and will be indemnified by the indemnifying party for any legal, accounting and other expenses reasonably incurred by or on behalf of it in connection with investigating or defending such action or claim.

6.5 SETTLEMENT. If an indemnified party takes over the defense, an indemnifying party will not be liable for a settlement of any such action or claim effected without its written consent, but if any such action or claim will be settled with the written consent of an indemnifying party or if there will be a final judgment for the plaintiff in any such action or claim, the indemnifying party will indemnify, hold harmless, and defend the indemnified party from and against any loss, liability, expense in accordance with this Article VI by reason of such settlement or judgment. Neither party will consent to entry of any judgment or enter into any settlement that requires the payment of money, or imposes any other material obligation on the other party, or that does not include an unqualified release for the other party, without the other party's written consent.

6.6 EFFECT OF EXPIRATION OR TERMINATION. This Article VI will survive expiration or termination of this Agreement.

                                   ARTICLE VII

                              TERM AND TERMINATION

7.1 TERM. This Agreement will commence on the date hereof and will continue in full force and effect until terminated pursuant to Section 7.2 below.

7.2 TERMINATION. This Agreement will terminate as follows:

(a) Upon ninety (90) days prior written notice from one party to the other party, which notice will include the effective date of termination, which may only be the last day of any month and the Sub-Advisor may not terminate hereunder earlier than two (2) full years from the date hereof.

(b) Upon thirty (30) days prior written notice from one party to the other party if there is a material breach of any representation, warranty, covenant or material term of this Agreement by the other party and the other party has failed to cure such material breach prior to ten (10) days before the effective date of termination.

(c) Upon five (5) days prior written notice from the Sub-Advisor to Kenmar Pool if the Sub-Advisor has not received its Management Fee or Incentive Fee within twenty (20) business days after the Client has paid Kenmar Pool the Sub-Advisor's Management Fee and Incentive Fee.

(d) Immediately, upon the dissolution or insolvency of Kenmar Pool or the Sub-Advisor.



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(e) Immediately, upon Kenmar Pool's or the Sub-Advisor's registration with the
CFTC or membership with the NFA as a commodity trading advisor being revoked, suspended, terminated or not renewed, or limited, conditioned, restricted or qualified in any respect.

(f) Immediately, upon termination of the Trading Manager Agreement pursuant to which KAC is authorized to allocate the assets of the Subaccount to the Sub-Advisor.

(g) At the discretion of the Sub-Advisor, (a) immediately should the Sub-Advisor notify Kenmar Pool pursuant to Section 3.2(c) of a proposed material change to the strategies to be used in managing the Subaccount and either (i) the Kenmar Pool has instructed the Sub-Advisor not to implement such changes or (ii) the thirty (30) day period set forth in Section 3.2(c) has lapsed; or (b) upon thirty (30) days' notice to Kenmar Pool, as of any month-end if the Sub-Advisor has determined to cease managing any customer accounts pursuant to the same strategy as the Sub-Advisor has been retained to employ on behalf of the Client.

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1 STATUS.

(a) The Sub-Advisor is, and for all purposes will be deemed to be, an independent contractor, and unless otherwise expressly provided herein or with the prior written authorization of Kenmar Pool or the Client, the Sub-Advisor will have no authority to act for or represent Kenmar Pool or the Client in any way and will not otherwise be deemed to be an agent of Kenmar Pool or the Client.

(b) Unless otherwise expressly provided herein or with the prior written authorization of the Sub-Advisor, neither Kenmar Pool nor the Client will have any authority to act for or represent the Sub-Advisor in any way and will not otherwise be deemed to be an agent of the Sub-Advisor.

(c) Nothing contained in this Agreement will create a partnership, joint venture, association, syndicate, unincorporated business or other separate entity between or among Kenmar Pool, the Client and/or the Sub-Advisor.

(d) The Sub-Advisor is neither a sponsor nor a promoter of the Client.

8.2 CONFIDENTIALITY.

(a) The Trading Methods (including Commodity Interest positions established pursuant to the Trading Methods) are the sole and exclusive property of the Sub-Advisor, and Kenmar Pool will keep confidential and not disseminate the Trading Method or any other information with respect to the Sub-Advisor that is known by Kenmar Pool to be confidential and proprietary to the Sub-Advisor. Nothing herein will require the Sub-Advisor to disclose any proprietary or confidential information concerning its Trading Methods or any customer names.

(b) The obligations of the parties in relation to confidentiality will not apply to the extent that any information (i) is required to be disclosed in accordance with any law (including any Applicable Law), rule, regulation or order of any court, arbitration panel, governmental, regulatory or self-regulatory authority or any audit requirement or (ii) has entered into the public domain other than by a breach of duty on the part of any party hereto.



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

8.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, will be binding between the parties hereto with respect to the matters referred to herein unless in writing and signed by the parties.

8.4 AMENDMENT. This Agreement may not be amended except by a writing signed by the parties hereto.

8.5 ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that Kenmar Pool may assign this Agreement or transfer all or a portion of its assets or goodwill to, Kenneth A. Shewer and/or Marc S. Goodman and/or any entity controlled by either or both of them and may merge or consolidate with any entity controlled by either or both of them.

8.6 SUCCESSORS. This Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person will have any right or obligation under this Agreement.

8.7 WAIVER. No waiver of any provision of this Agreement will be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

8.8 SEVERABILITY. If any provision of this Agreement, or the application of any provision to any person or circumstance, will be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental, regulatory, or self-regulatory authority having jurisdiction over the subject matter hereof, such provision will be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to any person or circumstance other than those as to which it will be held inconsistent, will not be affected thereby.

8.9 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

8.10 CONSENT TO ARBITRATION. ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY HERETO TO ENFORCE ANY RIGHT, ASSERT ANY CLAIM OR OBTAIN ANY RELIEF WHATSOEVER ARISING FROM, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY BREACH HEREOF, OR THE ENFORCEMENT HEREOF, OR ANY TRANSACTION COVERED HEREBY WILL BE BROUGHT AND MAINTAINED BY SUCH PARTY EXCLUSIVELY IN, AND THE OTHER PARTIES HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AN APPROPRIATE ARBITRATION BODY LOCATED WITHIN THE COUNTY OF FAIRFIELD, STATE OF CONNECTICUT.



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8.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

8.12 SURVIVAL. The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

8.13 NOTICES. Any notice required or desired to be delivered pursuant to this Agreement will be in writing and will be delivered by courier service, postage prepaid mail, telex, facsimile transmission, telegram or other similar means and will be effective, if by mail, 7 days after mailing, or if notified otherwise, when actually received by the party to whom such notice will be directed, addressed as set forth in Cover Letter.


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